Exhibit 99.1

Ameris Bancorp Announces Highly Accretive Joint Venture With USPF and an Agreement With Regulators Concerning BSA

MOULTRIE, Ga., Dec. 19, 2016 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB) (the "Company") today announced that its wholly owned banking subsidiary, Ameris Bank, has entered into a joint venture with US Premium Finance ("USPF") under which Ameris Bank will be the exclusive provider of credit on USPF's nationwide platform. USPF, the nation's sixth largest provider of credit on property and casualty premiums, currently has approximately 1,000 insurance agency customers in 50 states and approximately $400 million in outstanding loans originated and serviced, of which approximately 92% are fully cash-secured with average durations of ten months. The parties intend to close the joint venture transaction on January 3, 2017.

Commenting on the opportunity with USPF, Edwin W. Hortman, Jr., the Company's President and Chief Executive Officer, said, "We are delighted to have the opportunity to join with USPF and its principal, Bill Villari. Our joint venture with USPF will be accretive to our return on assets, return on tangible capital, credit quality, net interest margin and, most importantly, long-term growth rate in earnings per share. Equally as exciting as what this relationship will do for our operating ratios and 2017 earnings per share is the team that we are bringing on board. Mr. Villari is as entrepreneurial as our other successful managers, and his team's energy and passion for premium finance and profitability will fit in perfectly with our Company's culture."

The Company anticipates an after-tax return under the USPF joint venture agreements of approximately 1.40%-1.45% on the average outstanding loans, which Ameris Bank acquired at par from USPF's former funding source. Upon closing of the transactions, Ameris Bank's loans and average assets are expected to increase by approximately $400 million. The Company expects earnings accretion in the first year of approximately 7%-8%.

The Company also announced that, on December 16, 2016, Ameris Bank entered into a Stipulation to the Issuance of a Consent Order with its bank regulatory agencies, the Federal Deposit Insurance Corporation ("FDIC") and the Georgia Department of Banking and Finance, in which Ameris Bank has consented to the issuance of a consent order relating to weaknesses in its Bank Secrecy Act ("BSA") compliance program. In consenting to the issuance of the consent order, Ameris Bank did not admit or deny any charges of unsafe or unsound banking practices related to its BSA compliance program.

Commenting on the consent order, Mr. Hortman said, "I am determined to remedy the matters that the FDIC has taken issue with concerning our BSA compliance program, and to do so quickly. Fortunately, we have organic and non-acquisition strategies that will still deliver top quartile growth in earnings per share and operating returns while we direct our energies toward resolving this issue, which is the principal hurdle that prevents us from implementing an acquisition strategy that would see the Company reach $10 billion in assets. The pause in our M&A activity in 2016 has been good for our Company in that we have built stronger support systems and better production capabilities, while at the same time moving our operating results to reliably strong levels. We will meet all of the FDIC's timelines and will quickly succeed on this initiative."

The consent order, which remains in effect and is enforceable until it is modified or terminated by the bank regulatory agencies, will require Ameris Bank to take certain affirmative actions to comply with its BSA obligations, including, among other things, strengthening oversight of BSA activities by Ameris Bank's board of directors, enhancing and adopting a revised BSA compliance program, completing a BSA risk assessment, implementing effective BSA training and testing programs and appointing a qualified BSA officer. Ameris Bank began taking corrective actions in August 2016 after communicating with its regulators and expects that it will be able to undertake and implement all required actions within the time periods specified in the consent order. Ameris Bank will incur additional non-interest expenses associated with the implementation of corrective actions; however, these expenses are not expected to have a material impact on the results of operations or financial position of Ameris Bank or the Company. The Company expects to incur a charge for a one-time expense of approximately $0.10 per share in the fourth quarter of 2016, and minimal impact to operating results is expected for 2017.

Conference Call

The Company will host a conference call at 9:00 a.m. EST today (December 19, 2016) to discuss the Company's announcements and answer appropriate questions. The conference call can be accessed by dialing 1-877-504-1190 (or 1-855-669-9657 for participants in Canada and 1-412-902-6630 for other international participants). The conference ID name is Ameris Bancorp ABCB. A replay of the call will be available beginning one hour after the end of the conference call until January 2, 2017. To listen to the replay, dial 1-877-344-7529 (or 1-855-669-9658 for participants in Canada and 1-412-317-0088 for other international participants). The conference replay access code is 10098145. The conference call replay and related information will also be available on the Investor Relations page of the Ameris Bank website at www.amerisbank.com.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company's banking subsidiary, Ameris Bank, had 99 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter, with two of those locations announced to be consolidated within the coming months.

This news release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company's periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company's results of operations and financial condition.

CONTACT: For more information contact: Dennis J. Zember Jr., Executive Vice President, CFO & COO, (229) 890-1111